EXHIBIT 23.1

February 4, 2015

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated November 24, 2014 incorporated audited financial statements of IFAN Financial, Inc. as of August 31 2014, in the Form S-8, filed with the U.S. Securities and Exchange Commission.

Very truly yours,

Kyle L. Tingle

Kyle L. Tingle, CPA, LLC